Exhibit (99)

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Erin Conroy, Media, (612) 761-5928
Target Media Hotline, (612) 696-3400

Target Reports Fourth Quarter and Full-Year 2016 Earnings

•	Fourth quarter comparable sales decreased 1.5 percent, compared to the guidance range of (1.5%) to (1.0%)[1].

•	Fourth quarter comparable digital channel sales increased 34 percent, contributing 1.8 percentage points of comparable sales growth.

•	Fourth quarter comparable sales growth in Signature Categories outpaced total comparable sales by nearly 3 percentage points.

•	Fourth quarter comparable traffic increased 0.2 percent.

•	Fourth quarter GAAP earnings per share (EPS) from continuing operations of $1.46 and Adjusted EPS[2] of $1.45, compared with the Company’s guidance range of $1.45 to $1.55.

•	For full-year 2016, GAAP EPS from continuing operations declined 12.7 percent to $4.58, reflecting a loss of $0.44 on the early retirement of debt.

•	Full-year Adjusted EPS[2] increased 6.7 percent to $5.01.

•	Target returned $5.0 billion to shareholders in 2016 through dividends and share repurchases.

MINNEAPOLIS (Feb. 28, 2017) - Target Corporation (NYSE: TGT) today announced its fourth quarter and full-year 2016 results. The Company reported GAAP earnings per share (EPS) from continuing operations of $1.46 in fourth quarter and $4.58 for full-year 2016, compared with $2.31 and $5.25 in 2015, respectively. Fourth quarter Adjusted EPS were $1.45, down 4.6 percent from $1.52 in 2015. Full-year Adjusted EPS of $5.01 was 6.7 percent higher

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1On Jan. 18, 2017, Target updated fourth quarter guidance for comparable sales, GAAP EPS from continuing operations, and Adjusted EPS.
[2]Adjusted EPS, a non-GAAP financial measure, excludes the impact of certain discretely managed items. See the “Miscellaneous” section of this release, as well as the tables of this release, for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Announces Fourth Quarter and Full-Year 2016 Earnings - Page 2 of 5

than $4.69 in 2015. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.
“Our fourth quarter results reflect the impact of rapidly-changing consumer behavior, which drove very strong digital growth but unexpected softness in our stores,” said Brian Cornell, chairman and CEO of Target. “At our meeting with the financial community this morning, we will provide detail on the meaningful investments we’re making in our business and financial model which will position Target for long-term, sustainable growth in this new era in retail. We will accelerate our investments in a smart network of physical and digital assets as well as our exclusive and differentiated assortment, including the launch of more than 12 new brands, representing more than $10 billion of our sales, over the next two years. In addition, we will invest in lower gross margins to ensure we are clearly and competitively priced every day. While the transition to this new model will present headwinds to our sales and profit performance in the short term, we are confident that these changes will best-position Target for continued success over the long term.”
Fiscal 2017 Guidance
Target’s 2017 guidance reflects the impact of the Company’s transition to a new financial model, which will be covered in the Company’s meeting with the financial community later today.
In first quarter 2017, Target expects a low-to-mid single digit decline in comparable sales, and both GAAP EPS from continuing operations and Adjusted EPS of $0.80 to $1.00.
For full-year 2017, Target expects a low-single digit decline in comparable sales, and both GAAP EPS from continuing operations and Adjusted EPS of $3.80 to $4.20.
First quarter and full-year 2017 GAAP EPS from continuing operations may include the impact of certain discrete items, which will be excluded in calculating Adjusted EPS. In the past, these items have included losses on the early retirement of debt, data breach expenses, restructuring costs, and certain other items that are discretely managed. The Company is not currently aware of any such discrete items.

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Target Corporation Announces Fourth Quarter and Full-Year 2016 Earnings - Page 3 of 5

Segment Results
Fourth quarter 2016 sales decreased 4.3 percent to $20.7 billion from $21.6 billion last year, reflecting a 1.5 percent decline in comparable sales combined with the removal of pharmacy and clinic sales from this year’s results. Comparable digital channel sales grew 34 percent and contributed 1.8 percentage points of comparable sales growth. Segment earnings before interest expense and income taxes (EBIT), which is Target’s measure of segment profit, were $1,344 million in fourth quarter 2016, a decrease of 13.5 percent from $1,554 million in 2015.
Fourth quarter EBITDA and EBIT margin rates were 9.5 percent and 6.5 percent, respectively, compared with 9.8 percent and 7.2 percent, respectively, in 2015. Fourth quarter gross margin rate was 26.9 percent, compared with 27.9 percent in 2015, reflecting markdown pressure from promotional and clearance activity and costs associated with the mix shift between the Company’s store and digital channels, partially offset by the benefit of the sale of the Company’s pharmacy and clinic businesses, a favorable merchandise mix, and cost of goods savings. Fourth quarter SG&A expense rate was 17.5 percent in 2016, compared with 18.1 percent in 2015, reflecting the benefit of the sale of the Company’s pharmacy and clinic businesses and continued expense discipline across the organization.
Interest Expense and Taxes from Continuing Operations
The Company’s fourth quarter 2016 net interest expense was $140 million, compared with $152 million last year. Fourth quarter 2016 effective income tax rate from continuing operations was 32.0 percent, compared with 29.6 percent last year. Last year’s tax rate reflected the impact of the gain on the December 2015 sale of the pharmacy and clinic businesses.
Shareholder Returns
The Company returned $902 million to shareholders in fourth quarter 2016, including:

•	Dividends of $337 million, compared with $345 million in fourth quarter 2015.

•	Share repurchases totaling $565 million, including:

◦	Open market transactions that retired 3.2 million shares of common stock at an average price of $66.52, for a total investment of $211 million.

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Target Corporation Announces Fourth Quarter and Full-Year 2016 Earnings - Page 4 of 5

◦	An accelerated share repurchase (ASR) agreement that retired 4.6 million shares of common stock at an average price of $76.77, for a total investment of $355 million.
As expected, during the fourth quarter the Company completed its previous share repurchase program, which was approved in 2012 and extended to $10 billion in 2015. Upon completion of the prior program, the Company began repurchasing shares under its current $5 billion share repurchase program, which was approved in September 2016. Under the current program, the Company invested $264 million in the fourth quarter, leaving approximately $4.7 billion remaining under the current program at the end of the quarter.
For the trailing twelve months through fourth quarter 2016, after-tax return on invested capital (ROIC) was 15.0 percent, compared with 16.0 percent for the twelve months through fourth quarter 2015. Last year’s ROIC rate reflected the benefit of the gain on the December 2015 sale of the pharmacy and clinic businesses. Excluding that benefit, ROIC for the twelve months through fourth quarter 2015 was 13.9 percent. See the “Reconciliation of Non-GAAP Financial Measures” section of this release for additional information about the Company’s ROIC calculation.
Webcast Details
Target will webcast its financial community meeting, including Q&A, at 8 a.m. CST today. Investors and the media are invited to listen to the meeting at Investors.Target.com (hover over “company” then click on “events & presentations” in the “investors” column). A replay of the webcast will be available beginning at approximately 1 p.m. CST today.
Miscellaneous
Statements in this release regarding first quarter and full-year 2017 earnings per share and comparable sales guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended Jan. 30, 2016. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.

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Target Corporation Announces Fourth Quarter and Full-Year 2016 Earnings - Page 5 of 5

In addition to the GAAP results provided in this release, the Company provides Adjusted EPS for the three and twelve-month periods ended Jan. 28, 2017, and Jan. 30, 2016. The Company also provides ROIC for the twelve-month periods ended Jan. 28, 2017, and Jan. 30, 2016, which is a ratio based on GAAP information, with the exception of adjustments made to capitalize operating leases. Operating leases are capitalized as part of the ROIC calculation to control for differences in capital structure between the Company and its competitors. Adjusted EPS, capitalized operating lease obligations and operating lease interest are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Management believes Adjusted EPS is useful in providing period-to-period comparisons of the results of the Company’s ongoing retail operations. Management believes ROIC is useful in assessing the effectiveness of the Company’s capital allocation over time. The most comparable GAAP measure for Adjusted EPS is diluted EPS from continuing operations. The most comparable GAAP measure for capitalized operating lease obligations and operating lease interest is total rent expense. Adjusted EPS, capitalized operating lease obligations and operating lease interest should not be considered in isolation or as a substitution for analysis of the Company’s results as reported under GAAP. Other companies may calculate Adjusted EPS and ROIC differently than the Company does, limiting the usefulness of the measure for comparisons with other companies.
About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,802 stores and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, which today equals millions of dollars a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.

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TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
(millions, except per share data) (unaudited)	January 28, 2017	January 30, 2016	Change	January 28, 2017	January 30, 2016	Change
Sales	$20,690	$21,626	(4.3)%	$69,495	$73,785	(5.8)%
Cost of sales	15,116	15,594	(3.1)	48,872	51,997	(6.0)
Gross margin	5,574	6,032	(7.6)	20,623	21,788	(5.4)
Selling, general and administrative expenses	3,614	3,921	(7.8)	13,356	14,665	(8.9)
Depreciation and amortization	612	562	8.8	2,298	2,213	3.8
Gain on sale	—	(620)	(100.0)	—	(620)	(100.0)
Earnings from continuing operations before interest expense and income taxes	1,348	2,169	(37.9)	4,969	5,530	(10.1)
Net interest expense	140	152	(8.1)	1,004	607	65.3
Earnings from continuing operations before income taxes	1,208	2,017	(40.1)	3,965	4,923	(19.5)
Provision for income taxes	387	596	(35.2)	1,296	1,602	(19.1)
Net earnings from continuing operations	821	1,421	(42.2)%	2,669	3,321	(19.6)%
Discontinued operations, net of tax	(4)	5		68	42
Net earnings	$817	$1,426	(42.7)%	$2,737	$3,363	(18.6)%
Basic earnings / (loss) per share
Continuing operations	$1.47	$2.33	(36.9)%	$4.62	$5.29	(12.7)%
Discontinued operations	(0.01)	0.01		0.12	0.07
Net earnings per share	$1.46	$2.33	(37.5)%	$4.74	$5.35	(11.5)%
Diluted earnings / (loss) per share
Continuing operations	$1.46	$2.31	(37.0)%	$4.58	$5.25	(12.7)%
Discontinued operations	(0.01)	0.01		0.12	0.07
Net earnings per share	$1.45	$2.32	(37.6)%	$4.70	$5.31	(11.6)%
Weighted average common shares outstanding
Basic	559.7	610.5	(8.3)%	577.6	627.7	(8.0)%
Dilutive impact of share-based awards	4.8	4.8		4.9	5.2
Diluted	564.5	615.3	(8.2)%	582.5	632.9	(8.0)%
Antidilutive shares	0.1	—		0.1	—
Dividends declared per share	$0.60	$0.56	7.1%	$2.36	$2.20	7.3%
Note: Per share amounts may not foot due to rounding.

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions) (unaudited)	January 28, 2017	January 30, 2016
Assets
Cash and cash equivalents, including short-term investments of $1,110 and $3,008	$2,512	$4,046
Inventory	8,309	8,601
Assets of discontinued operations	69	322
Other current assets	1,100	1,161
Total current assets	11,990	14,130
Property and equipment
Land	6,106	6,125
Buildings and improvements	27,611	27,059
Fixtures and equipment	5,503	5,347
Computer hardware and software	2,651	2,617
Construction-in-progress	200	315
Accumulated depreciation	(17,413)	(16,246)
Property and equipment, net	24,658	25,217
Noncurrent assets of discontinued operations	12	75
Other noncurrent assets	771	840
Total assets	$37,431	$40,262
Liabilities and shareholders’ investment
Accounts payable	$7,252	$7,418
Accrued and other current liabilities	3,737	4,236
Current portion of long-term debt and other borrowings	1,718	815
Liabilities of discontinued operations	1	153
Total current liabilities	12,708	12,622
Long-term debt and other borrowings	11,031	11,945
Deferred income taxes	861	823
Noncurrent liabilities of discontinued operations	18	18
Other noncurrent liabilities	1,860	1,897
Total noncurrent liabilities	13,770	14,683
Shareholders’ investment	53
Common stock	46	50
Additional paid-in capital	5,661	5,348
Retained earnings	5,884	8,188
Accumulated other comprehensive loss
Pension and other benefit liabilities	(601)	(588)
Currency translation adjustment and cash flow hedges	(37)	(41)
Total shareholders’ investment	10,953	12,957
Total liabilities and shareholders’ investment	$37,431	$40,262
Common Stock Authorized 6,000,000,000 shares, $.0833 par value; 556,156,228 and 602,226,517 shares issued and outstanding at January 28, 2017 and January 30, 2016, respectively.

Preferred Stock Authorized 5,000,000 shares, $.01 par value; no shares were issued or outstanding at January 28, 2017 or January 30, 2016.

 Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Twelve Months Ended
(millions) (unaudited)	January 28, 2017	January 30, 2016
Operating activities
Net earnings	$2,737	$3,363
Earnings from discontinued operations, net of tax	68	42
Net earnings from continuing operations	2,669	3,321
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation and amortization	2,298	2,213
Share-based compensation expense	113	115
Deferred income taxes	41	(322)
Gain on sale	—	(620)
Loss on debt extinguishment	422	—
Noncash (gains) / losses and other, net	—	57
Changes in operating accounts:
Inventory	293	(316)
Other assets	36	227
Accounts payable and accrued liabilities	(543)	579
Cash provided by operating activities—continuing operations	5,329	5,254
Cash provided by operating activities—discontinued operations	107	704
Cash provided by operations	5,436	5,958
Investing activities
Expenditures for property and equipment	(1,547)	(1,438)
Proceeds from disposal of property and equipment	46	28
Proceeds from sale of business	—	1,875
Other investments	28	24
Cash (required for) / provided by investing activities—continuing operations	(1,473)	489
Cash provided by investing activities—discontinued operations	—	19
Cash (required for) / provided by investing activities	(1,473)	508
Financing activities
Additions to long-term debt	1,977	—
Reductions of long-term debt	(2,641)	(85)
Dividends paid	(1,348)	(1,362)
Repurchase of stock	(3,706)	(3,483)
Stock option exercises	221	300
Cash required for financing activities	(5,497)	(4,630)
Net (decrease) / increase in cash and cash equivalents	(1,534)	1,836
Cash and cash equivalents at beginning of period	4,046	2,210
Cash and cash equivalents at end of period	$2,512	$4,046

 Subject to reclassification

TARGET CORPORATION

Segment Results

	Three Months Ended			Twelve Months Ended
(millions) (unaudited)	January 28, 2017	January 30, 2016 (a)	Change	January 28, 2017	January 30, 2016 (a)	Change
Sales	$20,690	$21,626	(4.3)%	$69,495	$73,785	(5.8)%
Cost of sales	15,116	15,594	(3.1)	48,872	51,997	(6.0)
Gross margin	5,574	6,032	(7.6)	20,623	21,788	(5.4)
SG&A expenses (b)	3,618	3,916	(7.6)	13,360	14,448	(7.5)
EBITDA	1,956	2,116	(7.6)	7,263	7,340	(1.1)
Depreciation and amortization	612	562	8.8	2,298	2,213	3.8
EBIT	$1,344	$1,554	(13.5)%	$4,965	$5,127	(3.2)%
(a) Sales include $574 million and $3,815 million related to our former pharmacy and clinic businesses for the three and twelve months ended January 30, 2016, respectively, and cost of sales include $503 million and $3,076 million, respectively. The December 2015 sale of these businesses to CVS (Pharmacy Transaction) had no notable impact on EBITDA or EBIT.
(b) SG&A includes net profit sharing income from the arrangement with TD Bank of $174 million and $663 million for the three and twelve months ended January 28, 2017, respectively, and $163 million and $641 million for the three and twelve months ended January 30, 2016.

	Three Months Ended		Twelve Months Ended
Rate Analysis (unaudited)	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Gross margin rate	26.9%	27.9%	29.7%	29.5%
SG&A expense rate	17.5	18.1	19.2	19.6
EBITDA margin rate (a)	9.5	9.8	10.5	9.9
Depreciation and amortization expense rate	3.0	2.6	3.3	3.0
EBIT margin rate (a)	6.5	7.2	7.1	6.9
Rate analysis metrics are computed by dividing the applicable amount by sales.
(a) Excluding sales of our former pharmacy and clinic businesses, EBITDA margin rates were 10.1 percent and 10.5 percent for the three and twelve months ended January 30, 2016, respectively, and EBIT margin rates were 7.4 percent and 7.3 percent, respectively.

	Three Months Ended		Twelve Months Ended
Sales by Channel (unaudited)	January 28, 2017	January 30, 2016 (a)	January 28, 2017	January 30, 2016 (a)
Stores	93.2%	95.0%	95.6%	96.6%
Digital	6.8	5.0	4.4	3.4
Total	100%	100%	100%	100%
(a) Excluding sales of our former pharmacy and clinic businesses, stores channels sales were 94.9 percent and 96.4 percent of total sales, respectively, for the three and twelve months ended January 30, 2016, and digital channels sales were 5.1 percent and 3.6 percent of total sales, respectively.

	Three Months Ended		Twelve Months Ended
Comparable Sales (unaudited)	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Comparable sales change	(1.5)%	1.9%	(0.5)%	2.1%
Drivers of change in comparable sales:
Number of transactions	0.2	1.3	(0.8)	1.3
Average transaction amount	(1.6)	0.6	0.3	0.8

	Three Months Ended		Twelve Months Ended
Contribution to Comparable Sales Change (unaudited)	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Stores channel comparable sales change	(3.3)%	0.6%	(1.5)%	1.3%
Digital channel contribution to comparable sales change	1.8	1.3	1.0	0.8
Total comparable sales change	(1.5)%	1.9%	(0.5)%	2.1%
Note: Amounts may not foot due to rounding.

	Three Months Ended		Twelve Months Ended
REDcard Penetration (unaudited)	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Target Debit Card	12.7%	12.3%	12.8%	12.1%
Target Credit Cards	11.6	10.7	11.2	10.1
Total REDcard Penetration	24.3%	23.0%	24.0%	22.3%
Note: Amounts may not foot due to rounding.
Represents the percentage of Target sales that are paid with REDcards. Excluding pharmacy and clinic sales, total REDcard penetration would have been 23.5 percent and 23.2 percent for the three and twelve months ended January 30, 2016, respectively.

Number of Stores and Retail Square Feet (unaudited)	Number of Stores		Retail Square Feet (a)
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
170,000 or more sq. ft.	276	278	49,328	49,688
50,000 to 169,999 sq. ft.	1,504	1,505	189,620	189,677
49,999 or less sq. ft.	22	9	554	174
Total	1,802	1,792	239,502	239,539
(a) In thousands: reflects total square feet, less office, distribution center and vacant space.

Subject to reclassification

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share from continuing operations (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our continuing operations. This measure is not in accordance with, or an alternative to, generally accepted accounting principles in the United States (GAAP). The most comparable GAAP measure is diluted earnings per share from continuing operations. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Other companies may calculate Adjusted EPS differently than we do, limiting the usefulness of the measure for comparisons with other companies.

	Three Months Ended
	January 28, 2017			January 30, 2016
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share from continuing operations			$1.46			$2.31	(37.0)%
Adjustments:
Gain on sale transaction (a)	$—	$—	$—	$(620)	$(487)	$(0.79)
Restructuring costs (b)	—	—	—	3	2	—
Other (c)	(4)	(2)	—	1	1	—
Resolution of income tax matters	—	—	—	—	—	—
Adjusted diluted earnings per share from continuing operations			$1.45			$1.52	(4.6)%

	Twelve Months Ended
	January 28, 2017			January 30, 2016
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share from continuing operations			$4.58			$5.25	(12.7)%
Adjustments:
Loss on early retirement of debt	$422	$257	$0.44	$—	$—	$—
Gain on sale (a)	—	—	—	(620)	(487)	(0.77)
Restructuring costs (b)	—	—	—	138	87	0.14
Impairments (d)	—	—	—	39	29	0.05
Other (c)	(4)	(2)	—	39	28	0.04
Resolution of income tax matters	—	(7)	(0.01)	—	(8)	(0.01)
Adjusted diluted earnings per share from continuing operations			$5.01			$4.69	6.7%
Note: Amounts may not foot due to rounding.
(a) Represents the gain on the Pharmacy Transaction.
(b) Costs related to our corporate restructuring announced during the first quarter of 2015.
(c) For the three and twelve months ended January 28, 2017, represents items related to the Pharmacy Transaction. For the three and twelve months ended January 30, 2016, represents costs related to the 2013 data breach.
(d) For the twelve months ended January 30, 2016, represents impairments related to our decision to wind down certain noncore operations.

Subject to reclassification

We have also disclosed after-tax return on invested capital for continuing operations (ROIC), which is a ratio based on GAAP information, with the exception of adjustments made to capitalize operating leases. Operating leases are capitalized as part of the ROIC calculation to control for differences in capital structure between us and our competitors. We believe this metric provides a meaningful measure of the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently than we do, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital

Numerator	Trailing Twelve Months
(dollars in millions) (unaudited)	January 28, 2017	January 30, 2016
Earnings from continuing operations before interest expense and income taxes	$4,969	$5,530
+ Operating lease interest (a)(b)	71	87
Adjusted earnings from continuing operations before interest expense and income taxes	5,040	5,617
- Income taxes (c)	1,648	1,827
Net operating profit after taxes	$3,392	$3,790

Denominator (dollars in millions) (unaudited)	January 28, 2017	January 30, 2016	January 31, 2015
Current portion of long-term debt and other borrowings	$1,718	$815	$91
+ Noncurrent portion of long-term debt	11,031	11,945	12,634
+ Shareholders' equity	10,953	12,957	13,997
+ Capitalized operating lease obligations (b)(d)	1,187	1,457	1,490
- Cash and cash equivalents	2,512	4,046	2,210
- Net assets of discontinued operations	62	226	1,479
Invested capital	$22,315	$22,902	$24,523
Average invested capital (e)	$22,608	$23,713

After-tax return on invested capital	15.0%	16.0%	(f)
(a) Represents the add-back to operating income to reflect the hypothetical interest expense we would incur if the property under our operating leases were owned or accounted for as capital leases, using eight times our trailing twelve months rent expense and an estimated interest rate of six percent.
(b) See the following Reconciliation of Capitalized Operating Leases table for the adjustments to our GAAP total rent expense to obtain the hypothetical capitalization of operating leases and related operating lease interest.
(c) Calculated using the effective tax rate for continuing operations, which was 32.7% and 32.5% for the trailing twelve months ended January 28, 2017 and January 30, 2016. For the twelve months ended January 28, 2017 and January 30, 2016, includes tax effect of $1,624 million and $1,799 million, respectively, related to EBIT and $23 million and $28 million, respectively, related to operating lease interest.
(d) Calculated as eight times our trailing twelve months rent expense.
(e) Average based on the invested capital at the end of the current period and the invested capital at the end of the prior period.
(f) Excluding the net gain on the sale of our pharmacy and clinic businesses, ROIC was 13.9 percent for the trailing twelve months ended January 30, 2016.

Capitalized operating lease obligations and operating lease interest are not in accordance with, or an alternative for, GAAP. The most comparable GAAP measure is total rent expense. Capitalized operating lease obligations and operating lease interest should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP.

Reconciliation of Capitalized Operating Leases	Trailing Twelve Months
(dollars in millions) (unaudited)	January 28, 2017	January 30, 2016	January 31, 2015
Total rent expense	$148	$182	$186
Capitalized operating lease obligations (total rent expense x 8)	1,187	1,457	1,490
Operating lease interest (capitalized operating lease obligations x 6%)	71	87	n/a

Subject to reclassification